Exhibit 99.1

FIRSTPLUS Financial Group, Inc. (NYSE:FP) today announced it had privately placed $150 million of bonds secured by interest only strips ("I/O Strips"), and a limited portion of servicing fees to be earned, from its 1996-4, 1997-1, 1997-2, 1997-3 and 1997-4 High LTV securitizations. William Benac, the Company's CFO, commented, "This financing is a first for the HLTV home equity industry in securitizing I/O strips and thereby enabling FIRSTPLUS to raise investor funds from its I/O residuals." These bonds carry an 8.5% coupon and were sold at 99.55% of par for a bond equivalent yield of approximately 8.87%. FIRSTPLUS will assign portions of the I/O Strips to a bankruptcy remote entity. In accordance with SFAS No. 125, FIRSTPLUS will account for this transaction as a financing and will report no gain as a result of it.

The securities offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FIRSTPLUS financial Group, Inc. is a diversified consumer finance company that, through its subsidiaries, originates, purchases, services, securitizes and sells consumer finance receivables. FIRSTPLUS, headquartered in Dallas, Texas, has regional offices in Denver, Colorado; Holly Springs, Mississippi; Greenville, South Carolina; Columbus, Ohio; Columbus, South Carolina; Mission Viejo, California; Salt Lake City, Utah; Tustin, California and a network of organization branches nationwide. FIRSTPLUS also operates an industrial bank out of Tustin, California.